EXHIBIT 23.13

CONSENT OF EXPERT

Reference is made to a technical report dated September 3, 2003 for the Sunrise Lake Deposit (the “Report”), in Silver Standard Resources Inc.’s Form 20-F for the fiscal year ended December 31, 2011.

In connection with the Registration Statement on Form S-8 of Silver Standard Resources Inc. dated December 14, 2012 and any amendments thereto, including any post-effective amendments (collectively, the “Registration Statement”), Roscoe Postle Associates Inc. (formerly Scott Wilson Roscoe Postle Associates Inc.) consents to the use of its name and references to the Report, or portions thereof, in the Registration Statement and to the inclusion or incorporation by reference of information derived from the Report in the Registration Statement.

We confirm that we have read the Registration Statement and have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the Report or that are within our knowledge as a result of the preparation of the Report.

Yours truly,

Roscoe Postle Associates Inc.

Per:	/s/ William E. Roscoe
Name:	William E. Roscoe, Ph.D., P. Eng.
Title:	Chairman Emeritus and Principal Geologist